Filed Pursuant to Rule 424(b)(5)
Registration No. 333-198503

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)

4.200% Notes due 2024	$500,000,000	99.685%	$498,425,000	$64,197.14

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus supplement

(To prospectus dated September 2, 2014)

Brown & Brown, Inc.

$500,000,000

4.200% Senior Notes due 2024

Interest payable March 15 and September 15

Issue Price: 99.6850%

We will pay interest on the notes on March 15 and September 15 of each year, beginning on March 15, 2015. Unless previously redeemed or repurchased, the notes will mature on September 15, 2024. At our option, we may redeem the notes, in whole or in part at any time and from time to time, before their maturity at the redemption prices described herein under “Description of the Notes—Optional Redemption.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all our other senior indebtedness from time to time outstanding.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 4 of the accompanying prospectus.

	Public offering price(1)	Underwriting discount	Proceeds to the Company (before expenses)

Per note	99.6850%	0.6875%	98.9975%

Total	$498,425,000	$3,437,500	$494,987,500

(1)	Plus accrued interest, if any, from September 18, 2014, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about September 18, 2014.

Joint Book Running Managers

J.P. Morgan	BofA Merrill Lynch	SunTrust Robinson Humphrey

RBC Capital Markets	US Bancorp

Co-Managers

Barclays	BMO Capital Markets		Evercore	PNC Capital Markets LLC

	MUFG	RBS	Wells Fargo Securities

September 15, 2014

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We and the underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein is accurate as of any date other than the date on the front of the applicable document. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or sale is not qualified to do so or to any person to whom it is unlawful to make that offer or solicitation.

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About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are currently offering and certain other matters relating to us and our business and financial condition. The second part is the accompanying prospectus dated September 2, 2014, which gives more general information about the securities that we may offer from time to time, some of which does not apply to the notes that we are currently offering. You should read this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described in this prospectus supplement under the heading “Incorporation of Certain Documents by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement in the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in the accompanying prospectus or this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. See “Incorporation of Certain Documents by Reference” in this prospectus supplement.

When used in this prospectus supplement and the accompanying prospectus, the terms “Brown & Brown,” “we,” “our,” “us” and the “Company” refer to Brown & Brown, Inc. and its subsidiaries, unless otherwise indicated or the context suggests otherwise.

Market and industry information

Market data and certain industry forecasts used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the prospectus supplement and the accompanying prospectus were obtained from internal surveys, reports and studies, where appropriate, as well as market research, publicly-available information and industry publications. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, estimates and market research, while believed to be reliable, have not been independently verified.

Incorporation of certain documents by reference

The information incorporated by reference is considered to be a part of this prospectus supplement, and any later information that we file with the Securities and Exchange Commission (“SEC”) will automatically update and supersede this information. The documents and other information incorporated by reference are:

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•

those sections of the proxy statement related to the annual meeting of stockholders held on May 7, 2014, as filed with the SEC on March 28, 2014, that were incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2014 and June 30, 2014;

•

Current Reports on Form 8-K filed with the SEC on January 16, 2014 (other than Item 7.01), February 21, 2014, April 22, 2014 (other than Item 2.02), May 19, 2014 and May 27, 2014 (other than Item 7.01); and

•

all documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and before the termination of this offering (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act).

Notwithstanding the foregoing, we are not incorporating any document or information that we deemed within a Current Report on Form 8-K or Form 8-K/A to have been furnished and not filed in accordance with SEC rules. You can obtain any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus from the SEC through the SEC’s website at http://www.sec.gov. Documents incorporated by reference are also available from us without charge, excluding any exhibits to those documents. You can request those documents by calling (386) 252-9601 or by making a written request to our General Counsel at:

Brown & Brown, Inc.

Attention: Robert W. Lloyd, Executive Vice President and General Counsel

220 South Ridgewood Avenue

Daytona Beach, Florida 32114

Please note that information contained on our website, whether currently posted or posted in the future, is not a part of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein.

Information concerning forward-looking statements

We make “forward-looking statements” within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995, as amended, throughout this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus. You can identify these statements by forward-looking words such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe the expectations expressed in the forward-looking statements included in this prospectus supplement and the accompanying prospectus and those reports, statements, information and announcements incorporated by reference into this prospectus supplement and the accompanying prospectus are based on reasonable assumptions within the bounds of our knowledge of our business, a number of factors could cause actual results to differ materially from those expressed in any forward-looking statements, whether oral or written, made by us or on our behalf. Many of these factors have previously been identified in filings or statements made by us or on our behalf. Important factors which could cause our actual results to differ materially from the forward-looking statements in this prospectus include the following items:

•	projections of revenues, income, losses, cash flows and capital expenditures;

•	future prospects;

•	plans for future operations;

•	expectations of the economic environment;

•	material adverse changes in economic conditions in the markets we serve and in the general economy;

•	future regulatory actions and conditions in the states in which we conduct our business;

•	competition from others in the insurance agency, wholesale brokerage, insurance programs and service business;

•

the occurrence of adverse economic conditions, an adverse regulatory climate, or a disaster in California, Florida, Georgia, Illinois, Indiana, Kansas, Massachusetts, Michigan, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Texas, Virginia and Washington, because a significant portion of business written by us is for customers located in these states;

•

the integration of our operations with those of businesses or assets we have acquired, including our May 2014 acquisition of The Wright Insurance Group, LLC (“Wright”), or may acquire in the future, and the failure to realize the expected benefits of such acquisitions and integration;

•	exposure units, and premium rates set by insurance companies which have traditionally varied and are difficult to predict;

•	our ability to forecast liquidity needs;

•	our ability to renew or replace expiring leases;

•	outcomes of legal proceedings and governmental investigations;

•	policy cancellations, which can be unpredictable;

•	potential changes to the tax rate that would affect the value of deferred tax assets and liabilities;

•

the inherent uncertainty in making estimates, judgments, and assumptions in the preparation of financial statements in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”);

•	the performance of acquired businesses and its effect on estimated acquisition earn-out payable; and

•	other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings.

For a further list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see the “Risk Factors” section contained herein and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Assumptions as to any of the foregoing and all statements not based on historical fact, but rather reflect our current expectations concerning future results and events. Forward-looking statements that we make or that are made by others on our behalf are based on a knowledge of our business and the environment in which we operate, but because of the factors listed above, among others, actual results may differ from those in the forward-looking statements. Consequently, these cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We assume no obligation to update any of the forward-looking statements.

Summary

This summary does not contain all of the information that you should consider before investing in the notes. To understand this offering fully, you should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and accompanying prospectus.

The company

We are a diversified insurance agency, wholesale brokerage, insurance programs and services organization headquartered in Daytona Beach, Florida, that markets and sells to our customers insurance products and services, primarily in the property and casualty area.

As an insurance intermediary, our principal sources of revenue are commissions paid by insurance companies and, to a lesser extent, fees paid directly by customers. Commission revenues generally represent a percentage of the premium paid by an insured and are materially affected by fluctuations in both premium rate levels charged by insurance companies and the insureds’ underlying “insurable exposure units,” which are units that insurance companies use to measure or express insurance exposed to risk (such as property values, or sales and payroll levels) to determine what premium to charge the insured. Insurance companies establish these premium rates based upon many factors, including reinsurance rates paid by such insurance companies, none of which we control.

The volume of business from new and existing customers, fluctuations in insurable exposure units and changes in general economic and competitive conditions all affect our revenues. For example, level rates of inflation or a general decline in economic activity could limit increases in the values of insurable exposure units. Conversely, the increasing costs of litigation settlements and awards have caused some customers to seek higher levels of insurance coverage. Historically, our revenues have typically grown as a result of, among other things, our focus on net new business growth and acquisitions.

Our business is divided into four reportable segments:

•	our Retail Division, which provides a broad range of insurance products and services to commercial, public and quasi-public entity, professional and individual customers;

•

our National Programs Division, acting as a managing general agent, which provides professional liability and related package products for certain professionals, flood coverage, targeted products and services designated for specific industries, trade groups, governmental entities and market niches all of which are delivered through nationwide networks of independent agents, and markets;

•	our Wholesale Brokerage Division, which markets and sells excess and surplus commercial insurance and reinsurance, primarily through independent agents and brokers; and

•

our Services Division, which provides insurance-related services, including third-party claims administration and comprehensive medical utilization management services in both the workers’ compensation and all-lines liability arenas, as well as Medicare set-aside services, Social Security disability and Medicare benefits advocacy services, and catastrophe claims adjusting services.

In addition, as the result of our acquisition of Wright in May 2014, we own a flood insurance carrier that is a Wright subsidiary. This carrier’s business consists of policies written pursuant to the National Flood Insurance Program, the program administered by the Federal Emergency Management Agency, and several excess flood insurance policies, all of which are fully reinsured.

Recent developments

On July 15, 2014, we borrowed an additional $100.0 million under the revolving portion of the Credit Facility (as defined in this prospectus supplement) to pay-off at their maturity date $100.0 million unsecured senior notes that we issued in a private placement in July 2004 (the “Series B Notes”).

We entered into an accelerated share repurchase agreement with J.P. Morgan Securities LLC (as agent for JPMorgan Chase Bank, National Association, London Branch) on September 2, 2014, providing for the repurchase of an aggregate of approximately $50 million of shares of our common stock in connection with our $200 million share repurchase program announced in the second quarter of 2014.

The offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to “Description of Notes.”

Issuer	Brown & Brown, Inc.

Notes Offered	$500,000,000 aggregate principal amount of 4.200% Senior Notes due 2024.

Maturity	The notes will mature on September 15, 2024, unless earlier redeemed or repurchased.

Interest	The notes will bear interest at 4.200% per year. Interest will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2015.

Ranking	The notes will be senior unsecured obligations of Brown & Brown, Inc. and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

As of June 30, 2014, we had $1,175.0 million of outstanding senior unsecured indebtedness for borrowed money, and our subsidiaries had no indebtedness for borrowed money outstanding.

Optional Redemption	We may, at our option, redeem the notes in whole or in part at any time, as described under “Description of Notes—Optional Redemption.”

Covenants	The notes and the indenture governing the notes contain certain covenants applicable to us. See “Description of Notes.”

Additional Notes	We may, without the consent of the noteholders, issue additional notes having the same ranking and the same interest rate, maturity and other terms (other than the issue date and public offering price) as the notes offered by this prospectus supplement. Any such additional notes will be a part of the series having the same terms as the notes.

Sinking Fund	None.

Use of Proceeds	We expect to receive net proceeds from the offering of the notes of approximately $495.0 million after deducting the underwriting discounts and commissions but before offering expenses. We intend to use the net proceeds of this offering (i) to repay outstanding borrowings under the Credit Facility and (ii) for general corporate purposes. See “Use of Proceeds.”

Certain of the underwriters or their affiliates are lenders under the Credit Facility and will receive all or a portion of the net proceeds that we receive from this offering. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Listing	We do not intend to list the notes on any securities exchange. The notes will be new securities for which there is currently no public market.

Governing Law	The notes and the indenture governing the notes will be governed by the laws of the State of New York.

Trustee	U.S. Bank National Association

Risk Factors	Investing in the notes involves risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement for a discussion of factors you should consider carefully before deciding to invest in the notes.

Risk factors

Investing in the notes involves risk. In deciding whether to invest in the notes, you should carefully consider the risks described below in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Our business, results of operations and financial condition may be materially adversely affected due to any of the risks described below. In addition, we may face risks that are not described below or incorporated by reference in this prospectus supplement because we are either not presently aware of them or we currently believe that they are immaterial. Such risks may be harmful to our business and the value of the notes.

Risks related to the notes

We may not be able to generate sufficient cash flow to service our obligations under the notes.

Our ability to service our obligations under the notes will depend upon, among other things, our revenues from commissions and fees and other factors that affect our future financial and operating performance, including, without limitation, prevailing economic conditions and financial, business and regulatory factors, many of which are beyond our control.

If we are unable to generate sufficient cash flow to service our obligations under the notes, we may be forced to take actions such as:

•	seeking to restructure or refinance our debt, including the notes;
•	seeking additional debt or equity capital;
•	seeking bankruptcy protection;
•	reducing distributions if we make any in the future;
•	reducing or delaying our business activities, acquisitions, investments or capital expenditures; or
•	selling assets.

Such measures might not be successful and might not enable us to service our obligations under the notes. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms or at all.

If we fail to comply with the covenants contained in certain of our agreements, our liquidity, results of operations and financial condition may be adversely affected.

On April 16, 2014, we entered into a credit agreement with JPMorgan Chase Bank, N.A. as administrative agent and certain other banks as co-syndication agents and co-documentation agents, in the aggregate amount of $1,350.0 million (the “Credit Facility”). The Credit Facility provides for an unsecured revolving credit facility in the initial amount of $800.0 million and unsecured term loans in the initial amount of $550.0 million, either or both of which may, subject to lenders’ discretion, potentially be increased by up to $500.0 million in total. The Credit Facility terminates on May 20, 2019, but either or both of the revolving credit facility and/or the term loans under the Credit Facility may be extended for two additional one-year periods at our request subject to the approval of the respective lenders and certain other conditions. As of June 30, 2014, we had $925.0 million outstanding under the Credit Facility, with $550.0 million consisting of outstanding term loans and $375.0 million consisting of the revolving portion of the Credit Facility, and on July 15, 2014, we borrowed an additional $100.0 million under the revolving portion of the Credit Facility to pay-off at their maturity date the $100.0 million Series B Notes.

In addition, as of June 30, 2014, pursuant to a Master Shelf and Note Purchase Agreement (the “Master Agreement”), dated December 22, 2006, with a national insurance company, as amended, we had $150.0 million of senior notes outstanding. We also have a Master Note Facility Agreement (the “New Master

Agreement”), dated as of October 12, 2012, with another national insurance company that provides for a $125.0 million private uncommitted “shelf” facility for the issuance of unsecured senior notes over a three-year period, with interest rates that may be fixed or floating and with such maturity dates, not to exceed ten years for fixed-rate notes and five years for floating-rate notes, as the parties may determine, and a revolving loan agreement (the “Wells Fargo Agreement” and, together with the Credit Facility, the Master Agreement and the New Master Agreement, the “Credit Agreements”), dated July 1, 2013, with Wells Fargo Bank, N.A. that provides for a $25.0 million revolving line of credit with a maturity date of December 31, 2016. As of June 30, 2014, there were no borrowings under the New Master Agreement or the Wells Fargo Agreement.

Each of the Credit Agreements contains various covenants and other limitations with which we must comply. At June 30, 2014, we were in compliance with the financial covenants and other limitations contained in each of the Credit Agreements. However, failure to comply with material provisions of our covenants in these Credit Agreements or other credit or similar agreements to which we may become a party could result in a default, rendering them unavailable to us and causing a material adverse effect on our liquidity, results of operations and financial condition. In the event of certain defaults under the Credit Agreements, the lenders thereunder would not be required to lend any additional amounts to or purchase any additional notes from us and could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable. If the indebtedness under the Credit Agreements or our other indebtedness, including the notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Certain of our agreements contain various covenants that limit the discretion of our management in operating our business and could prevent us from engaging in certain potentially beneficial activities.

The restrictive covenants in the Credit Agreements may impact how we operate our business and prevent us from engaging in certain potentially beneficial activities. In particular, among other covenants, the Credit Facility requires us to maintain a ratio of consolidated EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted for certain transaction-related items (“Consolidated EBITDA”), to consolidated interest expense and a ratio of consolidated net indebtedness to Consolidated EBITDA. The ratio of Consolidated EBITDA to consolidated interest expense must be at least 4.00 to 1.00, and the ratio of consolidated net indebtedness to Consolidated EBITDA must not exceed 3.25 to 1.00 (provided that we may, on not more than two occasions during the term of the Credit Facility, elect to increase such ratio to 3.75 to 1.00 for a period of six consecutive fiscal quarters in connection with and following certain significant acquisitions).

In addition, the Master Agreement includes restrictive covenants that, so long as any notes are issued thereunder, require us to maintain a ratio of consolidated net indebtedness to consolidated EBITDA on a rolling four quarter basis of no greater than 2.75 to 1.00 and a ratio of consolidated EBITDA (including rental expense) to consolidated interest and rental expense of not less than 1.50 to 1.00, and a limitation on liens pursuant to which, among other things, any such liens on priority debt must not exceed 20% of our consolidated net worth. Each of the New Master Agreement and the Wells Fargo Agreement also contains comparable restrictive covenants.

While neither the notes nor the indenture governing the notes includes similar covenants, our compliance with these covenants limits our management’s discretion in operating our business and could prevent us from engaging in certain potentially beneficial activities.

We may still be able to incur substantially more indebtedness. This could exacerbate the risks associated with our indebtedness under the notes.

We may be able to incur substantial additional indebtedness in the future, including secured debt. The terms of the indenture governing the notes offered hereby will not prevent us or our subsidiaries from incurring indebtedness, and the Credit Agreements do not prevent us or our subsidiaries from incurring indebtedness, subject to certain restrictive covenants in the Credit Agreements. If we incur any additional indebtedness that ranks equally with the notes offered hereby and the obligations under the Credit Agreements, the holders of that indebtedness will be entitled to share ratably with the holders of the notes offered hereby in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

The notes offered hereby will be unsecured and effectively subordinated to any future secured indebtedness and structurally subordinated to all of the liabilities of our subsidiaries.

We do not currently have any secured indebtedness. The notes offered hereby will be general unsecured obligations ranking effectively junior in right of payment to any future secured indebtedness to the extent of the value of the collateral securing the indebtedness. Additionally, the indenture governing the notes offered hereby, as well as the Credit Agreements, will permit us to incur additional secured indebtedness in the future, subject to certain restrictive covenants in the Credit Agreements. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any secured indebtedness will be entitled to be paid from our assets securing such indebtedness before any payment may be made with respect to the notes offered hereby. Holders of the notes offered hereby will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as the notes (including the obligations under the Credit Agreements), and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

In addition, the notes will be structurally subordinated to all of the liabilities of our subsidiaries, which may include secured and unsecured indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations of our subsidiaries. In the event of a dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding of any of our subsidiaries, holders of their indebtedness and their creditors will generally be entitled to payment of their claims in full from the assets of those subsidiaries before any assets of the subsidiaries are made available for distribution to us.

The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide some protections to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes.

The term “Change of Control Triggering Event” (as defined in “Description of Notes—Certain Covenants—Purchase of Notes upon Change of Control Triggering Event”) does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of the notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture governing the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	limit the ability of our subsidiaries to service indebtedness;

•	restrict our ability to repurchase, redeem or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the notes and the indenture governing the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Upon certain Change of Control Triggering Events, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes.

Upon the occurrence of specific kinds of Change of Control Triggering Events, holders of the notes of a series will have the right to require us to purchase all or any part of the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient financial resources available to satisfy all of our obligations under the notes in the event of a Change of Control Triggering Event. Our failure to purchase the notes as required under the terms of the notes would result in an event of default under the terms of the notes and may trigger a cross-acceleration under the Credit Agreements, each of which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Certain Covenants—Purchase of Notes upon Change of Control Triggering Event.”

Our credit ratings are subject to change.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing agency. Each agency’s rating should be evaluated independently of any other agency’s rating.

Your ability to transfer the notes offered hereby will be limited by the absence of an active trading market.

There is currently no established trading market for the notes. We do not intend to apply for listing or quotation of the notes on any securities exchange. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, such a market may not continue. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price based on, and the liquidity of any market for the notes will be impacted by, a number of factors, including prevailing interest rates, the market for similar notes, our performance and financial condition, the number of holders of the notes, the interest of securities dealers in making a market in the notes, general economic conditions and other factors. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market price of the notes and the liquidity of any market for the notes.

About Brown & Brown

We are a diversified insurance agency, wholesale brokerage, insurance programs and services organization headquartered in Daytona Beach, Florida, that markets and sells to our customers insurance products and services, primarily in the property and casualty area.

As an insurance intermediary, our principal sources of revenue are commissions paid by insurance companies and, to a lesser extent, fees paid directly by customers. Commission revenues generally represent a percentage of the premium paid by an insured and are materially affected by fluctuations in both premium rate levels charged by insurance companies and the insureds’ underlying “insurable exposure units,” which are units that insurance companies use to measure or express insurance exposed to risk (such as property values, or sales and payroll levels) to determine what premium to charge the insured. Insurance companies establish these premium rates based upon many factors, including reinsurance rates paid by such insurance companies, none of which we control.

The volume of business from new and existing customers, fluctuations in insurable exposure units and changes in general economic and competitive conditions all affect our revenues. For example, level rates of inflation or a general decline in economic activity could limit increases in the values of insurable exposure units. Conversely, the increasing costs of litigation settlements and awards have caused some customers to seek higher levels of insurance coverage. Historically, our revenues have typically grown as a result of, among other things, our focus on net new business growth and acquisitions.

Our business is divided into four reportable segments:

•	our Retail Division, which provides a broad range of insurance products and services to commercial, public and quasi-public entity, professional and individual customers;

•

our National Programs Division, acting as a managing general agent, which provides professional liability and related package products for certain professionals, flood coverage, targeted products and services designated for specific industries, trade groups, governmental entities and market niches all of which are delivered through nationwide networks of independent agents, and markets;

•	our Wholesale Brokerage Division, which markets and sells excess and surplus commercial insurance and reinsurance, primarily through independent agents and brokers; and

•

our Services Division, which provides insurance-related services, including third-party claims administration and comprehensive medical utilization management services in both the workers’ compensation and all-lines liability arenas, as well as Medicare set-aside services, Social Security disability and Medicare benefits advocacy services, and catastrophe claims adjusting services.

In addition, as the result of our acquisition of Wright in May 2014, we own a flood insurance carrier that is a Wright subsidiary. This carrier’s business consists of policies written pursuant to the National Flood Insurance Program, the program administered by the Federal Emergency Management Agency, and several excess flood insurance policies which are fully reinsured.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $492.6 million, after underwriting discounts and our estimated expenses. We intend to use the net proceeds of the notes offered hereby (i) to repay outstanding borrowings under the Credit Facility and (ii) for general corporate purposes.

The Credit Facility expires on May 20, 2019. As of August 31, 2014, borrowings of approximately $1,025.0 million were outstanding under the Credit Facility at a weighted average interest rate of approximately 1.5625% per annum. The Credit Facility was funded in the total of $925.0 million on May 20, 2014 to retire our existing term loan debt and to facilitate the closing of the Wright acquisition and the acquisition of Pacific Resources Benefits Advisors, LLC. On July 15, 2014, we borrowed an additional $100.0 million under the revolving portion of the Credit Facility to pay-off at their maturity date the $100.0 million Series B Notes.

Certain of the underwriters or their affiliates are lenders under the Credit Facility and will receive all or a portion of the net proceeds that we receive from this offering. For more information, see “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Ratio of earnings to fixed charges

Our ratio of earnings to fixed charges was as follows for the respective periods indicated:

Six months ended June 30,		Year ended December 31,
2014	2013	2013	2012	2011	2010	2009
18.0	24.3	22.8	19.9	20.1	19.4	18.5

For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from (1) adding (a) pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and (2) subtracting (i) interest capitalized and (ii) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges is the sum of (x) interest expensed and capitalized, (y) amortized premiums, discounts and capitalized expenses related to indebtedness and (z) an estimate of the interest within rental expense.

Because we have no preferred stock issued (and have not had any preferred stock issued during the fiscal years shown above), a ratio of earnings to combined fixed charges and preferred dividends is not presented.

Capitalization

The following table sets forth our unaudited cash and cash equivalents and consolidated capitalization as of June 30, 2014:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (i) $492.6 million of net proceeds from this offering and (ii) the use of the net proceeds to repay $475.0 million outstanding under the Credit Facility and as described under “Use of Proceeds.”

You should read this table along with the selected consolidated financial data, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2014 and incorporated by reference into this prospectus supplement, “Use of Proceeds” and our financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus.

	As of June 30, 2014
	Actual	Pro forma as adjusted
	(in thousands)
Cash and cash equivalents	$309,107	$326,734

Current portion of long-term debt:
Current portion of unsecured term loan(1)	$6,875	$6,875
Other current portion of long-term debt	(266)	(266)

Total current portion of long-term debt	6,609	6,609

Long-term debt, less current portion:
Revolving credit facilities(2)	375,000	—
Unsecured term loan(1)	543,125	543,125
Unsecured senior notes	250,000 (3)	150,000 (4)
4.200% Senior Notes due 2024 offered hereby	—	500,000

Total long-term debt	1,168,125	1,193,125

Total debt	1,174,734	1,199,734

Common Stock, par value $0.10 per share	14,539	14,539
Additional paid-in capital	386,233	386,233
Treasury stock, at cost	(25,025)	(25,025)
Retained Earnings	1,705,767	1,705,767

Net stockholders’ equity	2,081,514	2,081,514

Total capitalization	$3,256,248	$3,256,248

(1)	Consists of the unsecured term loans under the Credit Facility.

(2)	Consists of the revolving portion of the Credit Facility. On July 15, 2014, we borrowed an additional $100.0 million to pay-off at their maturity date the $100.0 Series B Notes.

(3)	Consists of $150.0 million of senior notes outstanding under the Master Agreement and the $100.0 million Series B Notes.

(4)	Reflects the pay-off at their maturity date of the $100.0 million Series B Notes described in note (2) above.

Selected consolidated financial data

The following selected data are derived from our consolidated financial statements. We believe that the unaudited quarterly consolidated financial statements from which we have derived the interim period data include all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly, in all material respects, our results of operations and financial condition for and as of the periods presented. Financial results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year.

The data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, the “Business” section and the consolidated financial statements and the related notes thereto contained in each of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, each of which is incorporated by reference in this prospectus supplement.

	Quarter ended June 30		Year ended December 31
(in thousands)	2014	2013	2013	2012	2011

Income Statement Data
Total revenues	$397,764	$325,792	$1,363,279	$1,200,032	$1,013,542

Total expenses	295,983	239,571	1,005,670	895,221	743,021

Income before income taxes	101,781	86,221	357,609	304,811	270,521
Income taxes	40,026	34,214	140,497	120,766	106,526

Net income	$61,755	$52,007	$217,112	$184,045	$163,995

	At June 30	At December 31
	2014	2013	2012	2011

Balance sheet data (at period end)
Total assets	$4,930,472	$3,649,508	$3,128,058	$2,607,011
Current portion of long term debt	$6,609	$100,000	$93	$1,127
Total debt	$1,174,734	$480,000	$450,093	$251,260
Total shareholders’ equity	$2,081,514	$2,007,141	$1,807,333	$1,643,963

Description of notes

The notes will be senior unsecured debt securities issued under an indenture dated as of September 18, 2014 (the “base indenture”) between us and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture to be dated as of September 18, 2014 (the “supplemental indenture” and, together with the base indenture, the “indenture”). In this description, the terms “we,” “our” and “us” each refer to Brown & Brown, Inc. and not its subsidiaries.

We have summarized material provisions of the indenture and the notes below. This summary is not complete and may not describe all of the provisions of the indenture or the notes that may be important to you. For additional information, you should carefully read each of the form of indenture and the form of note that is attached as an exhibit to the registration statement of which this prospectus supplement is a part.

General terms of notes

Interest and principal on the notes will be payable in U.S. dollars. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. There will be no sinking fund payments for the notes.

The security registrar and transfer agent for the notes will be the trustee until such time as a successor security registrar or transfer agent is appointed.

The notes will initially be limited to $500,000,000 aggregate principal amount. However, the indenture does not limit the aggregate principal amount of the notes that we may issue under it. We may, without the consent of the noteholders, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes offered by this prospectus supplement (except for the issue date and public offering price). Any such additional notes will be a part of the series having the same terms as the notes and will be treated as a single class together with the notes for all purposes under the indenture, including waivers, amendments and redemptions. We may also issue other series of debt securities under the base indenture.

Interest and maturity

The notes will bear interest at 4.200% per year. Interest will be payable semi-annually in arrears on March 15 and September 15 of each year (each, an “interest payment date”), beginning March 15, 2015.

Interest on the notes will accrue from and including September 18, 2014, or from and including the most recent date to which interest has been paid, as the case may be, to but excluding the interest payment date or the maturity date, as the case may be. Interest on the notes will be paid to noteholders of record on the applicable record date, which is the March 1 or September 1 immediately preceding the applicable interest payment date.

Interest on the notes will be computed on the basis of a 360 day year of twelve 30 day months. If an interest payment date for the notes falls on a day that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date. It will be an event of default under the indenture if we fail to pay interest when due and such failure continues for 30 days. See “—Events of Default.”

The notes will mature on September 15, 2024. If the maturity date for the notes falls on a day that is not a business day, the principal of and interest on the notes shall be due on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date.

The term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

Ranking

The notes will be our senior unsecured obligations, and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. As of June 30, 2014, we had $1,175.0 million of outstanding senior unsecured indebtedness for borrowed money, and our subsidiaries had no indebtedness for borrowed money outstanding. See “Risk Factors—The notes offered hereby will be unsecured and effectively subordinated to any future secured indebtedness and structurally subordinated to all of the liabilities of our subsidiaries.”

There are no provisions in the indenture or the notes that explicitly limit our ability to incur additional indebtedness. Accordingly, we could in the future enter into transactions that could substantially increase the amount of our indebtedness outstanding at that time.

Optional redemption

The notes will be redeemable, in whole at any time or in part from time to time, at our option.

If the notes are redeemed prior to June 15, 2024 (the date that is three months prior to the stated maturity date for the notes), the redemption price for the notes to be redeemed will equal the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to but excluding the redemption date:

•	100% of the principal amount of the notes to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 25 basis points (0.25%).

If the notes are redeemed on or after June 15, 2024 (the date that is three months prior to the stated maturity date for the notes), the redemption price for the notes to be redeemed will equal 100% of the principal amount of such notes plus accrued and unpaid interest thereon to but excluding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term (as measured from the redemption date) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker is provided with fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and its successors and Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors, or one or more Reference Treasury Dealers as we may specify from time to time; provided, however, that if any of them ceases to be a primary U.S. Government securities dealer for the City of New York (each a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date, using the “business day” definition set forth above.

Notice of any redemption will be mailed at least 30 but not more than 60 days before the redemption date to each noteholder of record of the notes to be redeemed at its registered address. The notice of redemption for such notes will state, among other things, the amount of notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places where payment will be made upon presentation and surrender of the notes to be redeemed.

If less than all of the notes are to be redeemed at our option, the trustee will select, in a manner it deems fair and appropriate, the notes, or portions of the notes, to be redeemed.

Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date.

We shall not be required (i) to issue, register the transfer of or exchange any notes during the period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of notes selected for redemption and ending at the close of business on the day of such mailing or (ii) to register the transfer or exchange of any notes so selected for redemption in whole or in part, except the unredeemed portion of any such notes being redeemed in part.

In addition to our right to redeem the notes as set forth above, we may at any time and from time to time purchase notes in open market transactions, tender offers and otherwise.

Certain covenants

Under the indenture, we agree to pay the interest, principal and any premium on the notes when due, and to maintain a place of payment. In addition, we must comply with the covenants described below.

Limitations on liens on stock of our significant subsidiaries

The indenture prohibits us and our subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any Indebtedness (as defined below) secured by any lien on the voting stock or voting equity interest of any significant subsidiary (as such term is defined under Regulation S-X) (each a “Significant Subsidiary”) unless the notes then outstanding (and, if we so elect, any of our other Indebtedness that is not subordinate to the notes and with respect to which we are obligated to provide such security) are secured equally and ratably with such Indebtedness for so long as such Indebtedness is so secured.

“Indebtedness” is defined as the principal of and any premium and interest due on indebtedness of a person (as defined in the indenture), whether outstanding on the original date of issuance of the notes or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed, and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, “indebtedness for money borrowed” means (1) any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (2) any obligation of, or any obligation guaranteed by, such person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any business or property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created), and (3) any obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles as in effect as of the date of the supplemental indenture and leases of property or assets made as part of any sale and lease-back transaction to which such person is a party. For purposes of this covenant only, Indebtedness also includes any obligation of, or any obligation guaranteed by, any person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge or similar instrument or agreement. If we are required to secure any outstanding notes equally and ratably with other Indebtedness under this covenant, we will be required to document our compliance with the covenant and thereafter the trustee will be authorized to enter into a supplemental agreement or indenture and to take such action as it may deem advisable to enable it to enforce the rights of the noteholders of the outstanding notes so secured.

Consolidation, amalgamation, merger and sale of assets

The indenture provides that we may consolidate with or merge or convert into, or convey, transfer or lease our properties or assets substantially as an entirety to, another person without the consent of any noteholders if, along with certain other conditions set forth in the indenture:

•	immediately after giving effect to such transaction, there is no event of default; and

•	the successor, acquiror or lessor of such assets expressly assumes all of our obligations under the indenture and the notes and succeeds to all of our rights and powers under the indenture.

Thereafter, except in the case of a lease, the predecessor or transferor of such assets will be relieved of all obligations and covenants under the relevant indenture and the notes.

Purchase of notes upon a change of control triggering event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the Notes as described above under the heading “—Optional Redemption,” we will make an offer to each noteholder to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 principal amount) of that noteholder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased, plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after the public announcement of the pending Change of Control, we will mail a notice to each noteholder describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the notes by virtue of such conflict.

On the Change of Control Triggering Event payment date, we will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

(2)	deposit with the payment agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee, the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly pay, from funds deposited by us for such purpose, to each noteholder properly tendered, the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each noteholder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

Set forth below are certain of the defined terms used herein.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to us or one of our subsidiaries;

(2)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares; or

(3)	the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service Inc. and any successor to its rating agency business.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means:

(1)	each of Moody’s and S&P; and

(2)	if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, any other “nationally recognized statistical rating organization” registered under Rule 15E under the Exchange Act selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Ratings Decline” means at any time during the period commencing on the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control, and ending 60 days thereafter (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) that (a) the rating of the notes shall be reduced by both Rating Agencies and (b) the notes shall be rated below Investment Grade by each of the Rating Agencies.

“S&P” means Standard & Poor’s Financial Services LLC and any successor to its rating agency business.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person the holders of which are at the time entitled to vote generally in the election of the board of directors or similar governing body of such Person.

Provision of compliance certificate

We are required under the indenture to deliver to the trustee within 120 days after the end of each fiscal year an officer’s certificate certifying as to our compliance with all conditions and covenants under the relevant indenture, or if we are not in compliance, identifying and describing the nature and status of such non-compliance.

Events of default

The following events will constitute an event of default under the indenture with respect to the notes (whatever the reason for such event of default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

•	we fail to pay interest on the notes when due and such failure continues for 30 days, unless the time for payment has been properly extended or deferred in accordance with the terms of the notes;

•	we fail to pay the principal of, or any premium on, the notes when due, unless the maturity has been properly extended in accordance with the terms of the notes;

•

we fail to observe or perform any other covenant or agreement contained in the notes or the indenture, and such failure continues for 90 days after we receive a notice of default from the trustee or from noteholders of at least 25% in aggregate principal amount of the outstanding notes;

•

a default under any Indebtedness by us or any of our subsidiaries that results in the acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, in an aggregate amount greater than $50,000,000 or its foreign currency equivalent at the time, provided that the cure of such default shall remedy such Event of Default with respect to the notes; and

•	certain events of bankruptcy or insolvency, whether voluntary or not.

If an event of default with respect to the notes (other than an event of default resulting from certain events of bankruptcy or insolvency) occurs and is continuing, the trustee or the noteholders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal of all notes, plus accrued and unpaid interest to the date of acceleration, immediately due and payable. Upon an event of default resulting from certain events of bankruptcy or insolvency, the principal of all notes, plus accrued and unpaid interest to the date of acceleration, shall be immediately due and payable.

The noteholders of a majority in principal amount of the outstanding notes may waive any default or event of default with respect to such notes and its consequences under the indenture except a continuing default or event of default in the payment of interest or any premium on, or the principal of, the notes.

If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the noteholders have offered the trustee reasonable indemnity satisfactory to the trustee against the costs, expenses and liabilities that it might incur. The noteholders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the notes, provided that:

•	such direction is not in conflict with any law or the applicable indenture; and

•	unless otherwise provided under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), the trustee need not take any action that might involve it in personal liability.

A noteholder will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies, if:

•	the noteholder has given written notice to the trustee of a continuing event of default;

•	the noteholders of at least 25% in aggregate principal amount of the outstanding notes have made written request to the trustee to institute proceedings as trustee;

•	such noteholders have offered the trustee such reasonable indemnity as the trustee may require to cover the cost of the proceedings; and

•

the trustee does not institute a proceeding, and does not receive conflicting directions from a majority in principal amount of the outstanding notes within 60 days of receiving the written notice of an event of default.

Modification of indenture; waiver

Without the consent of any noteholders, we and the trustee may modify or amend the indenture with respect to the notes to:

•	fix any ambiguity, defect or inconsistency in the indenture;

•	effect the assumption of a successor corporation of our obligations under the indenture and the outstanding notes;

•	add to our covenants for the benefit of the noteholders or surrender any right or power we have under the indenture;

•	change anything that does not materially adversely affect the interests of any noteholder;

•	conform the indenture or the terms of the notes to any terms set forth in this prospectus supplement or the accompanying prospectus;

•	effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

•	evidence and provide for the acceptance of appointment under the indenture by a successor trustee; and

•	effect certain other limited purposes described in the indenture.

We and the trustee may modify or amend the indenture with the written consent of the noteholders of a majority of the aggregate principal amount of the outstanding notes then outstanding under the indenture; provided, however, that no such modification or amendment may, without the consent of each noteholder affected by the change:

•	extend the fixed maturity;

•	reduce the principal amount;

•	reduce the rate of or extend the time of payment of interest;

•	reduce any premium payable upon redemption; or

•	reduce the percentage of notes referred to above, the noteholders of which are required to consent to any amendment.

No personal liability of directors, officers, employees and stockholders

None of our directors, officers, employees, incorporators or stockholders, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each noteholder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Discharge, defeasance and covenant defeasance

Defeasance and discharge

We may discharge any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of notes, to replace stolen, destroyed, lost or mutilated notes, to maintain paying agencies, to execute and furnish definitive securities evidenced by temporary securities, to return moneys deposited with or paid to the trustee or any paying agent remaining unclaimed for three years, to compensate and indemnify the trustee or to furnish such trustee (if that trustee is not the registrar) with the names and addresses of noteholders). This discharge, referred to as defeasance, will occur only if, among other things:

•

we irrevocably deposit with the trustee, in trust, money or securities of the United States government or securities of agencies backed by the full faith and credit of the United States government, which will provide, in the opinion of a nationally recognized public accounting firm, enough money to pay each installment of principal of, and any premium and interest on, the notes on the applicable due dates for those payments in accordance with the terms of the notes; and

•

we deliver to the trustee an opinion of counsel confirming that (i) we have received from, or there has been published by, the United States Internal Revenue Service a ruling or (ii) since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon, the noteholders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the discharge had not occurred.

In addition, we may also obtain a discharge of the indenture with respect to all debt securities issued under the indenture by depositing with the trustee, in trust, enough money to pay all amounts due on the debt securities on the date those payments are due or upon redemption of all of those debt securities, so long as those debt securities are by their terms to become due and payable within one year or are to be called for redemption within one year.

Defeasance of certain covenants and certain events of default

Upon compliance with certain conditions:

•

we may omit to comply with any provision of the indenture (except for certain obligations to register the transfer or exchange of notes, to replace stolen, destroyed, lost or mutilated notes, to maintain paying agencies, to execute and furnish definitive securities evidenced by temporary securities, to return moneys deposited with or paid to the trustee or any paying agent on any note and not applied to payments on the notes but remaining unclaimed for three years, to punctually pay the principal of and any premium or interest on the notes, to deliver to the trustee an annual statement as to default, to adhere to the covenants with respect to payment on the notes on default, to adhere to the resignation or removal procedures regarding the trustee, to compensate and indemnify the trustee or to furnish the trustee (if that trustee is not the registrar) with the names and addresses of noteholders), including the covenant described under “—Consolidation, Amalgamation, Merger and Sale of Assets”; and

•	any omission to comply with those covenants will not constitute an event of default with respect to the notes (“covenant defeasance”).

The conditions include, among other things:

•

irrevocably depositing with the trustee, in trust, money and/or securities of the United States government or securities of agencies backed by the full faith and credit of the United States government, which, through the payment of interest and principal in accordance with their terms, will provide, in the opinion of a nationally recognized public accounting firm, enough money to pay each installment of principal of, and any premium and interest on, the notes on the applicable due dates for those payments in accordance with the terms of the notes; and

•

delivering to the trustee an opinion of counsel to the effect that the noteholders will not recognize income, gain or loss for United States federal income tax purposes as a result of the covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

Covenant defeasance and certain other events of default

If we exercise the option to effect a covenant defeasance with respect to the notes as described above and the notes are thereafter declared due and payable because of an event of default (other than an event of default caused by failing to comply with the covenants that are defeased), the amount of money and securities we have deposited with the trustee would be sufficient to pay amounts due on the notes on their respective due dates but may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from that event of default. However, we would remain liable for any shortfall.

Global clearance and settlement procedures

We will issue the notes in the form of one or more fully registered global notes (the “Global Notes”). Investors in the Global Notes may hold a beneficial interest in such Global Notes through The Depository Trust Company

(“DTC”), Clearstream Banking, societê anonyme (“Clearstream”) or the Euroclear System (“Euroclear”) or through participants. The notes may be traded as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle as set forth below.

Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions, to the extent received by the U.S. Depositary (as defined below) for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

Individual certificates in respect of notes will not be issued in exchange for the Global Notes, except in very limited circumstances, including those instances that follow: if DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with a Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of or in exchange for book-entry interests in the notes represented by such Global Note upon delivery of such Global Note for cancellation.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Initial settlement

All Global Notes will be registered in the name of Cede & Co. as nominee of DTC. Investors’ interests in the Global Notes will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their participants through their respective U.S. depositaries (each, a “U.S. Depositary”), which in turn will hold such positions in accounts as participants of DTC.

Notes held through DTC will be settled in immediately available funds. Investor securities custody accounts will be credited with their holdings against payment on the settlement date. Notes held through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no “lock-up” or restricted period. Notes will be credited to the securities custody accounts on the settlement date against payment.

Secondary market trading

Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC participants.    Secondary market trading between DTC participants will be settled in immediately available funds.

Trading between Clearstream and/or Euroclear participants.    Secondary market trading between Clearstream participants and/or Euroclear participants will be settled using the procedures applicable to conventional eurobonds.

Trading between DTC seller and Clearstream or Euroclear purchaser.    When beneficial interests in the Global Notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser will send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear will instruct the U.S. Depositary, as the case may be, to receive a beneficial interest in the Global Notes against payment. Unless otherwise set forth in this prospectus supplement, payment will include interest accrued on the beneficial interest in the Global Notes so transferred from and including the last interest payment date to and excluding the settlement date, on the basis on which interest is calculated on the notes. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the U.S. Depositary to the DTC participant’s account against delivery of the beneficial interest in the Global Notes. After settlement has been completed, the beneficial interest in the Global Notes will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream or Euroclear participant’s account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to, and interest on the beneficial interest in the Global Notes will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (that is, the trade fails), the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

Clearstream participants and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the beneficial interests in the Global Notes are credited to their accounts one day later.

As an alternative, if Clearstream or Euroclear has extended a line of credit to them, participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream participants or Euroclear participants purchasing a beneficial interest in the Global Notes would incur overdraft charges for one day, assuming they cleared the overdraft when the beneficial interests in the Global Notes were credited to their accounts. However, interest on the beneficial interests in the Global Notes would accrue from the value date. Therefore, in many cases the investment income on the Global Notes earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant’s particular cost of funds.

Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending a beneficial interest in the Global Notes to the U.S. Depositary for the benefit of Clearstream participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

Trading between Clearstream or Euroclear seller and DTC purchaser.    Due to time zone differences in their favor, Clearstream and Euroclear participants may employ their customary procedures in transactions in which a beneficial interest in the Global Notes is to be transferred by the respective clearing system, through the U.S. Depositary, to a DTC participant. The seller will send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct the U.S. Depositary, as appropriate, to deliver the beneficial interest in the Global Notes to the DTC participant’s account against payment. Payment will include interest accrued on the beneficial interest in the Global Notes from and including the last coupon payment date to and excluding the settlement date on the basis on which interest is calculated on the Global Notes. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, and receipt of the cash proceeds in the Clearstream or Euroclear participant’s account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream or Euroclear participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the Clearstream or Euroclear participant’s account would instead be valued as of the actual settlement date.

Finally, day traders that use Clearstream or Euroclear and that purchase beneficial interests in the Global Notes from DTC participants for credit to Clearstream participants or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

•

borrowing through Clearstream or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream or Euroclear accounts) in accordance with the clearing system’s customary procedures;

•

borrowing beneficial interests in the Global Notes in the United States from a DTC participant no later than one day prior to settlement, which would give beneficial interests in the Global Notes sufficient time to be reflected in the appropriate Clearstream or Euroclear account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Clearstream participant or Euroclear participant.

Although DTC, Clearstream, and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the Global Notes among participants of DTC, Clearstream, and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Applicable law

The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Additional terms

For additional important information about the notes, see “Description of Debt Securities” in the accompanying prospectus. That information includes:

•	additional information on the terms of the notes; and
•	general information on the indenture and the trustee.

To the extent any information about the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

Certain material U.S. federal income tax consequences

The following is a summary of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations. This summary is limited to the tax consequences with respect to notes that are:

•	purchased by an initial holder at their original issue price for cash; and
•	held as capital assets within the meaning of Section 1221 of the Code (as defined below).

This summary does not address the tax consequences subsequent purchasers of the notes. This summary assumes that the notes will be treated as debt instruments for U.S. federal income tax purposes. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their particular circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders, such as:

•	financial institutions;
•	broker-dealers;
•	insurance companies;
•	traders in securities that elect mark-to-market treatment;
•	persons holding notes as part of a “straddle,” hedge, conversion or other integrated financial transaction;
•	U.S. expatriates;
•	tax-exempt entities;
•	U.S. Holders that have a functional currency other than the U.S. dollar; or
•	partnerships or other pass-through entities.

In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction.

If a partnership (including for this purpose any entity or an arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding notes, you should consult your tax advisor as to the particular U.S. federal income tax consequences.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations (the “Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to changes, any of which subsequent to the date of this prospectus supplement may affect the tax consequences described in this prospectus supplement, possibly with retroactive effect. We have not sought and do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) regarding the matters discussed below and we cannot assure you that the IRS will not challenge one or more of the tax considerations described herein.

The following summary does not purport to be legal or tax advice to prospective investors generally or to any particular prospective investor. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

For purposes of the following summary, a “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

A “Non-U.S. Holder” is a beneficial owner of notes that is neither a U.S. Holder nor a partnership (or other pass-through entity) for U.S. federal income tax purposes.

Tax consequences to U.S. Holders

Payments of stated interest

Stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Certain U.S. Holders may also be subject to a tax on “net investment income.” Please see the discussion under “—Medicare Tax” below for additional information on the potential application of this tax. It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Regulations). If, however, the issue price of a note is less than the stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable Regulations), a U.S. Holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method, regardless of the U.S. Holder’s regular method of accounting. As a result, U.S. Holders may recognize income in respect of a note issued with original issue discount in advance of the receipt of cash attributable to such income.

In certain circumstances we may be obligated to pay you amounts in excess of the stated interest and principal payment on the notes. Our obligation to make certain payments upon a Change of Control Triggering Event or certain redemptions may implicate the provision of Regulations relating to “contingent payment debt instruments.” We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these payments. Assuming our position is respected, a U.S. Holder would be required to include in income (as ordinary income or capital gain, depending upon the circumstances) the amount of such payments at the time such payments are received or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. If the IRS successfully challenges our position, and the notes are treated as contingent payment debt instruments because of such payments, U.S. Holders might, among other things, be required to accrue interest income at higher rates than the stated interest rate on the notes and to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain. U.S. Holders are urged to consult their own tax advisors regarding the possibility that the notes may be treated as contingent payment debt instruments. The balance of this discussion assumes the notes are not treated as contingent payment debt instruments.

Disposition of the notes

Upon the redemption, sale, exchange or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described above under “—Payments of Stated Interest.”

Any gain or loss recognized on the disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of such disposition the U.S. Holder’s holding period for the note is more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder (such as an individual) generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to significant limitations under the Code. Certain U.S. Holders may also be subject to a tax on “net investment income.” Please see the discussion under “—Medicare Tax” below for additional information on the potential application of this tax.

Backup withholding and information reporting

For each calendar year in which the notes are outstanding, we generally are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

In the event that a U.S. Holder subject to the reporting requirements described above fails to provide its correct taxpayer identification number in the manner required by applicable law by providing a Form W-9 or an approved substitute, or there has been received a notice of underreporting of the U.S. Holder’s tax liability, we, our agent or paying agents, or a broker may be required to “backup” withhold (currently at a rate of 28%) on each payment on the notes and on the proceeds from a sale of the notes. As previously mentioned, this backup withholding obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding, and the procedure for establishing such exemption, if applicable.

Medicare Tax

A tax of 3.8% (the “Medicare Tax”) is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain trusts and estates. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of certain property, less certain related deductions.

Prospective purchasers should consult their own tax advisors regarding the possible implications of the Medicare Tax on their particular circumstances.

Tax consequences to Non-U.S. Holders

Payments of interest

Subject to the discussion below concerning backup withholding and FATCA (as defined below), under the “portfolio interest exemption” payments of interest on the notes by the Company or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

•

such payments are not effectively connected with the conduct of a U.S. trade or business, or in the case of an income tax treaty resident, a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States;

•

the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation that, for U.S. federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us;

•

the United States has not determined that an inadequate information exchange agreement exists between the United States and the country to which the interest is paid pursuant to Section 871(h)(6) and Section 881(c)(6) of the Code;

•	the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

•

either (a) the beneficial owners of the notes certifies on IRS Form W-8BEN or W-8BEN-E (or a suitable applicable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the notes on behalf of the beneficial owner certifies to us or our agent as provided in the applicable Regulations, under penalties of perjury, that such a certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes us with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption,” payments of interest on the notes to such Non-U.S. Holder will generally be subject to a 30% U.S. federal withholding tax, unless the beneficial owner of the note provides a properly executed:

•	IRS Form W-8BEN or W-8BEN-E (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty; or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with a United States trade or business of the beneficial owner (in which case such interest will be subject to regular graduated United States tax rates as described below.

Please consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the note is effectively connected with a U.S. trade or business of the beneficial owner (and if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (unless reduced by an applicable income tax treaty) in respect of such interest.

Disposition of the notes

Except with respect to accrued and unpaid interest, and subject to the discussion below concerning backup withholding and FATCA (as defined below), a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of a note unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable treaty, is attributable to a United States permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of a note generally will not be subject to U.S. federal income tax, provided the Non-U.S. Holder satisfies the requirements of the “portfolio interest exemption” and is not subject to U.S. federal income tax on interest on a net income basis, in each case as discussed under “—Tax Consequences to Non-U.S. Holders—Payment of Interest.”

Backup withholding and information reporting

United States backup withholding tax will not apply to payments of interest on a note or proceeds from the sale or other disposition of a note payable to a Non-U.S. Holder if the certification described in “—Tax Consequences to Non-U.S. Holders—Payment of Interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s United States federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”), which was enacted as part of the HIRE Act of 2010, generally imposes a U.S. federal withholding tax of 30% on interest payments and proceeds of the sale of interest-bearing obligations for payments made to certain foreign financial institutions, investment funds and non-financial foreign entities if certain disclosure requirements related to direct and indirect U.S. shareholders and/or U.S. accountholders are not satisfied. Consequently, FATCA currently could impose a withholding tax of 30% on interest income (including any original issue discount) and other periodic payments on a note paid to you or any non-U.S. person or entity that receives such income, or non-U.S. payee, on your behalf, unless you and each such non-U.S. payee in the payment chain comply with the applicable information reporting, account identification, withholding, certification and other FATCA-related requirements. This withholding tax could also apply to all payments made upon the sale, exchange, redemption or maturity of a note by a non-compliant payee on or after January 1, 2017. In the case of a payee that is a non-U.S. financial institution (for example, a clearing system, custodian, nominee or broker), withholding generally will not be imposed if the financial institution complies with the requirements imposed by FATCA to collect and report (to the U.S. or another relevant taxing authority) substantial information regarding such institution’s U.S. account holders (which would include some account holders that are non-U.S. entities but have U.S. owners). Other payees, including individuals, may be required to provide proof of tax residence or waivers of confidentiality laws and/or, in the case of non-U.S. entities, certification or information relating to their U.S. ownership.

Withholding may be imposed at any point in a chain of payments if the payee is not compliant. A chain may work as follows, for example: the payment is transferred through a paying agent to a clearing system, the clearing system makes a payment to each of the clearing system’s participants, and finally the clearing system participant makes a payment to a non-U.S. bank or broker through which you hold the notes, who credits the payment to your account. Accordingly, if you receive payments through a chain that includes one or more non-U.S. payees, such as a non-U.S. bank or broker, the payment could be subject to withholding if, for example, your non-U.S. bank or broker through which you hold a note fails to comply with the FATCA requirements and is subject to withholding. This would be the case even if you would not otherwise have been directly subject to withholding.

A number of countries have entered into, and other countries are expected to enter into, agreements with the U.S. to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk that a payment will be subject to the withholding described above, these agreements are expected to reduce the risk of the withholding for investors in (or investors that indirectly hold a note through financial institutions in) those countries.

Prospective purchasers are encouraged to consult their own tax advisors regarding the implications of FATCA on their investment in the notes, as well as the status of any related federal regulations.

Underwriting (conflicts of interest)

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc. are acting as joint book-running managers of the offering and are acting as representatives of the several underwriters named below.

Subject to the terms and conditions contained in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite such underwriter’s name.

Underwriter	Principal amount of notes
J.P. Morgan Securities LLC	$147,636,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	117,091,000
SunTrust Robinson Humphrey, Inc.	117,091,000
RBC Capital Markets, LLC	26,000,000
U.S. Bancorp Investments, Inc.	26,000,000
Barclays Capital Inc.	9,455,000
BMO Capital Markets Corp.	9,455,000
Evercore Group L.L.C.	9,455,000
PNC Capital Markets LLC	9,455,000
Mitsubishi UFJ Securities (USA), Inc.	9,454,000
RBS Securities Inc.	9,454,000
Wells Fargo Securities, LLC	9,454,000

Total	$500,000,000.00

The underwriting agreement is subject to a number of terms and conditions and provides that the obligations of the underwriters to pay for and accept delivery of the notes offered hereby are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes offered hereby if they purchase any of the notes.

The underwriters have advised us that they propose initially to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at the public offering price less a concession not to exceed 0.40% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.25% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our total expenses for this offering will be approximately $2.4 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange. If a trading market does not develop or is not maintained, holders of the notes may find it difficult or impossible to resell their notes. If a trading market were to develop, the notes may trade at prices that are higher or lower than their initial offering price, depending on many factors, including prevailing interest rates, our operating results and financial condition, and the market for similar securities. We have been advised by the underwriters that they intend to make a market in the notes. However, the underwriters are not obligated to do so and may discontinue any market making at any time without notice. Accordingly, there can be no assurance regarding any future development of a trading market for the notes or the ability of holders of the notes to sell their notes at all or the price at which such holders may be able to sell their notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include overallotment, syndicate covering transactions and stabilizing transactions.

Overallotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities with respect to the notes may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

Conflicts of interest

Affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc., RBC Capital Markets, LLC and U.S. Bancorp Investments, Inc. are lenders under the Credit Facility. Such affiliates will receive a pro rata portion of the proceeds from this offering used to reduce amounts outstanding under the Credit Facility. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

One of our directors is employed by Evercore Group L.L.C., which is acting as a co-manager in respect of the notes.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. If any of the underwriters or their affiliates has a lending relationship with the Company, certain of those underwriters or their affiliates routinely hedge, and certain of those underwriters or their affiliates may hedge, their credit exposure to the Company consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Company’s securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling restrictions

European Economic Area

This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive (as defined below). This prospectus supplement and the accompanying prospectus have been prepared on the basis that all offers of the notes will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of the notes. Accordingly, any person making or intending to make any offer within the European Economic Area of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus should only do so in circumstances in which no obligation arises for the Company or any of the underwriters to produce a prospectus for such notes. Neither the Company nor the underwriters have authorized, nor do the Company or the underwriters authorize, the making of any offer of the notes through any financial intermediary, other than offers made by underwriters which constitute the final placement of the notes contemplated in this prospectus supplement and the accompanying prospectus.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

to any legal entity which is a qualified investor as defined in the Prospectus Directive;

to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors, as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the notes shall result in a requirement for the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) and (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (ii) high net worth companies or other persons to whom it may otherwise be lawfully communicated falling within Article 49(2)(a) to (d) of the Order or (iii) other persons to whom it may be lawfully communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Each of the underwriters severally represents, warrants and agrees as follows:

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of notes in circumstances in which section 21 of FSMA does not apply to the Company; and

it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Legal matters

Holland & Knight LLP, Tampa, Florida will pass upon the validity of the securities offered hereby for Brown & Brown. Sidley Austin LLP, New York, New York will pass upon the validity of the securities offered hereby for the underwriters.

Experts

The consolidated financial statements of Brown & Brown, Inc. appearing in Brown & Brown, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of Brown & Brown’s internal control over financial reporting as of December 31, 2013 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Available information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus supplement and the accompanying prospectus, which forms part of the registration statement, do not contain all of the information contained in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus supplement or the accompanying prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in this prospectus supplement or the accompanying prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or document.

For further information about our company and the securities offered in this prospectus supplement and the accompanying prospectus, you should refer to the registration statement and its exhibits. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

PROSPECTUS

Brown & Brown, Inc.

Debt Securities,

Common Stock

and

Warrants

We may offer and sell, from time to time, the following:

•	debt securities;

•	common stock; and

•	warrants.

We may sell any combination of these securities in one or more offerings in amounts, at prices and on terms to be determined at the time of the applicable offering and in units consisting of two or more of such classes of securities.

This prospectus describes some of the general terms that may apply to these securities. We will provide specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. You should read this prospectus and any supplement carefully before you invest.

Investing in our securities involves risk. See “Risk Factors” in this prospectus, any accompanying prospectus supplement and in any documents incorporated by reference in this prospectus or any accompanying prospectus supplement before investing in our securities.

Our common stock is traded on The New York Stock Exchange under the symbol “BRO.”

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement or other offering materials.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 2, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference herein or therein is accurate as of any date other than the date on the front of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer to sell the securities offered by this prospectus in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or sale is not qualified to do so or to any person to whom it is unlawful to make that offer or solicitation.

The information in this prospectus or any prospectus supplement may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference in the prospectus and any prospectus supplement, before making an investment decision.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we as a “well-known seasoned issuer” filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of these securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offered securities and the offering, including a detailed description of the securities to be offered, the specific amount or amounts of securities to be offered, the prices of such securities, the name of any agent, underwriter or dealer through which we will sell the securities and a description of any arrangement with such agent, underwriter or dealer, and information about any securities exchange or automated quotation system on which the securities will be listed. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement of which this prospectus is a part or the exhibits to the registration statement. For further information, we refer you to the registration statement of which this prospectus is a part, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or other document are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved.

When used in this prospectus and any prospectus supplement, unless otherwise specified or the context otherwise requires, the terms “Brown & Brown,” “we,” “our,” “us” and the “Company” refer to Brown & Brown, Inc. and its subsidiaries. The following summary contains basic information about us. It likely does not contain all the information that is important to you. We encourage you to read this entire prospectus and the documents we have referred you to.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995, as amended, throughout this prospectus and in the documents we incorporate by reference into this prospectus. You can identify these statements by forward-looking words such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe the expectations expressed in the forward-looking statements included in this prospectus and those reports, statements, information and announcements incorporated by reference into this prospectus are based on reasonable assumptions within the bounds of our knowledge of our business, a number of factors could cause actual results to differ materially from those expressed in any forward-looking statements, whether oral or written, made by us or on our behalf. Many of these factors have previously been identified in filings or statements made by us or on our behalf. Important factors which could cause our actual results to differ materially from the forward-looking statements in this prospectus include the following items:

•	projections of revenues, income, losses, cash flows and capital expenditures;

•	future prospects;

•	plans for future operations;

•	expectations of the economic environment;

•	material adverse changes in economic conditions in the markets we serve and in the general economy;

•	future regulatory actions and conditions in the states in which we conduct our business;

•	competition from others in the insurance agency, wholesale brokerage, insurance programs and service business;

•	the occurrence of adverse economic conditions, an adverse regulatory climate, or a disaster in California, Florida, Georgia, Illinois, Indiana, Kansas, Massachusetts, Michigan, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Texas, Virginia and Washington, because a significant portion of business written by us is for customers located in these states;

•	the integration of our operations with those of businesses or assets we have acquired, including our May 2014 acquisition of The Wright Insurance Group, LLC, or may acquire in the future, and the failure to realize the expected benefits of such acquisitions and integration;

•	exposure units, and premium rates set by insurance companies which have traditionally varied and are difficult to predict;

•	our ability to forecast liquidity needs;

•	our ability to renew or replace expiring leases;

•	outcomes of legal proceedings and governmental investigations;

•	policy cancellations, which can be unpredictable;

•	potential changes to the tax rate that would affect the value of deferred tax assets and liabilities;

•	the inherent uncertainty in making estimates, judgments, and assumptions in the preparation of financial statements in accordance with generally accepted accounting principles in the United States of America;

•	the performance of acquired businesses and its effect on estimated acquisition earn-out payable; and

•	other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings.

For a further list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained in any applicable prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement.

Forward-looking statements that we make or that are made by others on our behalf are based on a knowledge of our business and the environment in which we operate, but because of the factors listed above, among others, actual results may differ from those in the forward-looking statements. Consequently, these cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We assume no obligation to update any of the forward-looking statements.

BROWN & BROWN, INC.

Our Business

We are a diversified insurance agency, wholesale brokerage, insurance programs and services organization headquartered in Daytona Beach, Florida, that markets and sells to our customers insurance products and services, primarily in the property and casualty area.

As an insurance intermediary, our principal sources of revenue are commissions paid by insurance companies and, to a lesser extent, fees paid directly by customers. Commission revenues generally represent a percentage of the premium paid by an insured and are materially affected by fluctuations in both premium rate levels charged by insurance companies and the insureds’ underlying “insurable exposure units,” which are units that insurance companies use to measure or express insurance exposed to risk (such as property values, or sales and payroll levels) to determine what premium to charge the insured. Insurance companies establish these premium rates based upon many factors, including reinsurance rates paid by such insurance companies, none of which we control.

The volume of business from new and existing customers, fluctuations in insurable exposure units and changes in general economic and competitive conditions all affect our revenues. For example, level rates of inflation or a general decline in economic activity could limit increases in the values of insurable exposure units. Conversely, the increasing costs of litigation settlements and awards have caused some customers to seek higher levels of insurance coverage. Historically, our revenues have typically grown as a result of, among other things, our focus on net new business growth and acquisitions.

Our business is divided into four reportable segments:

•	our Retail Division, which provides a broad range of insurance products and services to commercial, public and quasi-public entity, professional and individual customers;

•	our National Programs Division, acting as a managing general agent, which provides professional liability and related package products for certain professionals, flood coverage, targeted products and services designated for specific industries, trade groups, governmental entities and market niches all of which are delivered through nationwide networks of independent agents, and markets;

•	our Wholesale Brokerage Division, which markets and sells excess and surplus commercial insurance and reinsurance, primarily through independent agents and brokers; and

•	our Services Division, which provides insurance-related services, including third-party claims administration and comprehensive medical utilization management services in both the workers’ compensation and all-lines liability arenas, as well as Medicare set-aside services, Social Security disability and Medicare benefits advocacy services, and catastrophe claims adjusting services.

In addition, as the result of our acquisition of Wright in May 2014, we own a flood insurance carrier that is a Wright subsidiary. This carrier’s business consists of policies written pursuant to the National Flood Insurance Program, the program administered by the Federal Emergency Management Agency, and several excess flood insurance policies, all of which are fully reinsured.

The address of our principal executive offices is 220 South Ridgewood Avenue, Daytona Beach, Florida 32114, and our telephone number at such address is (386) 252-9601.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” and elsewhere in our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which are incorporated by reference in this prospectus. See “Incorporation by Reference” below.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of any securities offered by this prospectus will be used for general corporate purposes. General corporate purposes may include, without limitation:

•	working capital;

•	acquisitions of or investments in other businesses;

•	capital expenditures;

•	repayment and refinancing of outstanding debt;

•	repurchases of shares of our common stock; and

•	advances to or investments in our subsidiaries.

Pending any specific application described in the applicable prospectus supplement, net proceeds may be initially invested in short-term interest-bearing accounts, securities or similar investments or applied to reduce short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Six Months Ended June 30,		Year Ended December 31,
2014	2013	2013	2012	2011	2010	2009
18.0	24.3	22.8	19.9	20.1	19.4	18.5

For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from (1) adding (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and (2) subtracting (i) interest capitalized, (ii) preference security dividend requirements of consolidated subsidiaries and (iii) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges is the sum of (w) interest expensed and capitalized, (x) amortized premiums, discounts and capitalized expenses related to indebtedness, (y) an estimate of the interest within rental expense and (z) preference security dividend requirements of consolidated subsidiaries.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth general terms and provisions of the debt securities that we may offer under this prospectus and the applicable prospectus supplement. We will provide additional or different terms of the debt securities in the applicable prospectus supplement.

Any debt securities that we issue will be issued under an indenture and applicable supplemental indenture, if any, with respect to any series of debt securities, to be entered into between us and U.S. Bank National Association, as trustee. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities will be described in the related prospectus supplement.

This prospectus summarizes what we believe to be the material provisions of the form of indenture and the debt securities that we may issue under such form of indenture. This summary is not complete and may not describe all of the provisions of the indenture or of the debt securities that may be important to you. For additional information, you should carefully read the form of indenture that is attached as an exhibit to the registration statement of which this prospectus forms a part and that is incorporated herein by reference.

In addition, when we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities and the applicable indenture in a supplement to this prospectus. The terms of such a particular series of debt securities may differ from the terms described in this prospectus. As a result, the particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the applicable prospectus supplement and to the following description.

General

The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior or subordinated;

•	whether the securities will be secured or unsecured, and if secured, what the collateral will consist of;

•	applicable subordination provisions, if any;

•	conversion or exchange into other securities;

•	percentage or percentages of principal amount at which such securities will be issued;

•	stated maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption (including upon a “change of control”) or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

Unless otherwise specified in any prospectus supplement, the indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 280,000,000 shares of common stock, $0.10 par value per share. We are not authorized to issue preferred stock under our articles of incorporation.

As of June 30, 2014, there were 144,544,117 shares of common stock outstanding.

Voting Rights

Each holder of our common stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, directors are elected by a majority of the votes cast by the shares entitled to vote in uncontested elections.

Dividend Rights

Holders of our common stock will be entitled to dividends on a pro rata basis upon declaration of dividends by our board of directors. Dividends will be payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. Dividends that may be declared on our common stock will be paid in an equal amount to the holder of each share. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual or legal restrictions and other factors deemed relevant by our board of directors.

Liquidation Rights

Upon our liquidation, holders of our common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors.

No Redemption, Conversion or Preemptive Rights

No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. There are no redemption or sinking fund provisions and there is no liability to further calls or to assessments by us.

Fully Paid and Nonassessable

When we issue shares of our common stock, the shares will be fully paid and nonassessable, which means that the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares.

No Restrictions on Transfer

Neither our articles of incorporation nor our bylaws contains any restrictions on the transfer of our common stock. In the case of any transfer of shares of our common stock, there may be restrictions imposed by applicable securities laws.

Anti-Takeover Provisions of Florida Law

We are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Business Corporation Act (the “FBCA”), a publicly-held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” without the approval of the holders of two-thirds of the voting shares of such corporation (excluding shares held by the interested shareholder), unless:

•	the transaction is approved by a majority of disinterested directors;

•	the interested shareholder has owned (together with affiliates and associates) at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

•	the interested shareholder is the beneficial owner (together with affiliates and associates) of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An “interested shareholder” is defined as a person who together with affiliates and associates beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our articles of incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the FBCA which prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a “control share acquisition” unless (1) our board of directors approved such acquisition prior to its consummation or (2) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

These statutory provisions may prevent takeover attempts that might result in a premium over the market price for shares of our common stock.

Listing

Our common stock is listed on The New York Stock Exchange under the symbol “BRO.”

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

As of September 2, 2014, Brown & Brown has no warrants outstanding (other than options issued under its employee stock option plans). We may issue warrants for the purchase of debt securities or common stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Brown & Brown and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as an agent of Brown & Brown in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. If we issue warrants, at that time copies of the form of warrant agreement and warrant will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

The applicable prospectus supplement will describe the terms of the warrants, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which warrants will be issued;

•	the designation, terms and number of securities purchasable upon exercise of warrants;

•	the designation and terms of the securities, if any, with which warrants are issued and the number of warrants issued with each security;

•	the date, if any, on and after which warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of warrants may be purchased;

•	provisions for changes to or adjustments in the exercise price;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum and/or maximum amount of warrants which may be exercised at any one time;

•	the amount of warrants or rights outstanding at the time of issuance;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

LEGAL MATTERS

Holland & Knight LLP, Tampa, Florida will pass upon the validity of any securities offered under this prospectus and any prospectus supplement for Brown & Brown. Certain legal matters with respect to the validity of the securities offered under this prospectus and any prospectus supplement will be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of Brown & Brown, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus, which forms part of the registration statement, does not contain all of the information contained in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in this prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or document.

For further information about our company and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

INCORPORATION BY REFERENCE

The information incorporated by reference is considered to be a part of this prospectus, and any later information that we file with the SEC will automatically update and supersede this information. The documents and other information incorporated by reference are:

•	Annual Report on Form 10-K for the year ended December 31, 2013 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement relating to our 2014 annual meeting of shareholders, filed on March 28, 2014).

•	Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2014 and June 30, 2014;

•	Current Reports on Form 8-K filed with the SEC on January 16, 2014 (other than Item 7.01), February 21, 2014, April 22, 2014 (other than Item 2.02), May 19, 2014 and May 27, 2014 (other than Item 7.01);

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 17, 1997, including any amendment or report filed for the purpose of updating such description, which description is amended by the description contained in this prospectus; and

•	All documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities described in this prospectus (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Notwithstanding the foregoing, we are not incorporating any document or information that we deemed within a Current Report on Form 8-K or Form 8-K/A to have been furnished and not filed in accordance with SEC rules. You can obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s web site at the address described above. Documents incorporated by reference are also available from us without charge excluding any exhibits to those documents. You can request those documents by calling (386) 252-9601 or by making a written request to our General Counsel at:

Brown & Brown, Inc.

Attention: Robert W. Lloyd, Esq., Executive Vice President and General Counsel

220 South Ridgewood Avenue

Daytona Beach, Florida 32114

Please note that information contained in our website, whether currently posted or posted in the future, is not a part of this prospectus or the documents incorporated by reference in this prospectus.

Brown & Brown, Inc.

$500,000,000

4.200% Senior Notes due 2024

Prospectus supplement

Joint Book-Running Managers

J.P. Morgan

BofA Merrill Lynch

SunTrust Robinson Humphrey

RBC Capital Markets

US Bancorp

Co-Managers

Barclays

BMO Capital Markets

Evercore

PNC Capital Markets LLC

MUFG

RBS

Wells Fargo Securities

September 15, 2014